Exhibit 2

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of Brookfield Asset Management Inc. (the “Company”) on Form F‑9 of our report dated March 14, 2007 to the board of directors and shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of income, retained earnings and cash flows for the years then ended which appears in the Company’s annual report filed on Form 40-F.
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
November 1, 2007

Member of
Deloitte Touche Tohmatsu